CONTACT:

Steve Handy, Vice President Corporate Controller
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A Updates Full Year 2004 Guidance and Provides 2005 Guidance

NEWPORT BEACH, Calif., December 20, 2004 — SM&A (Nasdaq: WINS), the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services, today updated financial results for the fourth quarter and full year ending December 31, 2004. The Company is also providing its full year 2005 guidance.

Fourth Quarter and Full Year 2004 Update

Revenue for the three months ending December 31, 2004 is expected to be between $18.0 and $18.5 million with net income of between $2.3 and $2.5 million or $0.10 to $0.11 per diluted share. Revenue for the full year 2004 ending December 31, 2004 will be between $68.7 and $69.2 million with net income of between $9.2 and $9.4 million or $0.42 to $0.43 per diluted share. The Company is planning to release its final 2004 financial results on February 18, 2005 and will host a conference call the same day.

Fiscal Year 2005 Guidance

The Company’s goal for the full year 2005 is to grow revenue by approximately 15 percent to approximately $80.0 million, compared with the estimated revenue for full year 2004 of $68.7 to $69.2 million. The Company expects first quarter 2005 revenue to be approximately $18.0 to $19.0 million with quarterly revenue growing sequentially through the rest of the year. Full year 2005 gross margins are expected to be approximately 44%, selling general and administrative expenses are expected to be approximately 22% of revenue due to the Company’s investment in its sales and marketing infrastructure to support revenue growth and customer diversification, and net income is expected to be approximately 13% of revenue or approximately $0.45 to $0.47 per diluted share.

“We are having a strong finish to 2004,” said Steve Myers, Chairman and Chief Executive Officer. “We’ve added several projects in the fourth quarter that are outside of the aerospace and defense industries. These new projects are the direct result of our investment during the past year in our sales and marketing infrastructure. We believe that this investment, the planned introduction of new services in 2005, and the rejuvenation of our core business all combine to position us well for strong growth next year,” Mr. Myers concluded.

About SM&A

SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services. Since 1982, SM&A has managed in excess of 889 proposals worth more than $303 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.

The statements in this press release that refer to expectations for the fourth quarter, forecasts for the remainder of fiscal year 2004, for fiscal year 2005, and the future, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-Q for third quarter ended September 30, 2004, and Form 10-K for the year ended December 31, 2003. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.